Exhibit 99.1

Ron Lombardi Named CFO for Prestige Brands Holdings, Inc.

Irvington, NY, December 2, 2010—Ron Lombardi has been named Chief Financial Officer for Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company which markets over-the-counter healthcare and household cleaning products. Ron fills the position created by the retirement of Pete Anderson.

Ron brings extensive financial management experience to his new position which is effective on December 6, 2010. Most recently, he served as CFO for Waterbury International Holdings, a private equity-owned firm in which he was responsible for all financial and business development activities, leading to the successful sale of the company. Prior to that, for five years, he was with Cannondale Sports Group/Dorel Recreation and Leisure (TSX-DII.A, DII.B), a consumer sporting equipment and apparel company, in positions of increasing financial responsibility, beginning as CFO and then as Chief Operating Officer. Also included in his background are leadership positions in finance at Gerber Scientific and Emerson Electric, two large publicly traded corporations.

In making the announcement, Matthew Mannelly, President and CEO for Prestige Brands said, “Ron is a results-oriented financial professional whose extensive background in business development, acquisitions and divestitures, and debt and equity structuring will serve Prestige well as we move into our next phase of growth following our recent acquisition of Blacksmith Brands.”

In accepting the position, Ron Lombardi stated, “I am excited to be part of the Prestige team.  I intend to continue to support and contribute to the great momentum created by the company, and look forward to fulfilling Prestige’s long-term goal—to become a leading marketer of consumer over-the-counter healthcare products.”

Pete Anderson has decided to retire from the company after 10 years. “Pete has made many significant contributions to Prestige over the past decade, and has been a steady force and a key member of our leadership team,” said Matt Mannelly. “He led the successful refinancing of the company earlier this year and directed all financial activities associated with our recent acquisition.  Pete’s financial guidance has enabled us to reach this transformational point in our history, and I want to thank him for his hard work, dedication, and business skills which have been invaluable to Prestige Brands.”

Prestige Brands Holdings, Inc. markets and distributes brand name over-the-counter healthcare and household cleaning products sold throughout the U.S., Canada, and in certain international markets. Key brands include Chloraseptic® sore throat remedies, Clear Eyes® eye care products, Compound W® wart removal treatments, The Doctor’s® NightGuard® dental protector, Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® and Effergrip® denture care products, Luden’s® cough drops, and NasalCrom® allergy treatment.

Contact: Dean Siegal
914-524-6819